Exhibit 21.1

Subsidiaries of HSN, Inc.(1)

Name	Jurisdiction of Organization
AST LLC	DE
AST Sub, Inc.	DE
Ballard Designs, Inc.	GA
CINMAR, INC.	OH
Cinmar, L.P.	DE
Cornerstone Brands, Inc.	DE
Cornerstone Consolidated Services Group, Inc.	DE
Cornerstone Real Estate Company I, LLC	DE
Exception Management Services LP	DE
Garnet Hill, Inc.	NH
H.O.T. Networks Holdings (Delaware) LLC	DE
Home Shopping Network En Espanol, L.P.	DE
Home Shopping Network En Espanol, L.L.C.	DE
HSN Catalog Services, Inc.	DE
HSN Direct LLC	DE
HSN Fulfillment LLC	DE
HSN Improvements, LLC	DE
HSN Interactive LLC	DE
HSN LP	DE
HSN of Nevada LLC	DE
HSN Realty LLC	DE
HSNAutomatic LLC	DE

(1) As of the effective date of IAC/InterActiveCorp’s pending spin-off of the Registrant described in the Registration Statement.

Name	Jurisdiction of Organization
Ingenious Designs LLC	DE
Shopblinds.com, Inc.	DE
Short Shopping LLC	DE
Smith & Noble, LLC	DE
The Cornerstone Brands Group, Inc.	DE
The Cornerstone Holdings Group, Inc.	DE
THE TERRITORY AHEAD, INC.	DE
TravelSmith Outfitters, Inc.	CA
United Independent Inc.	DE
New HoldCo (an entity to be formed in conjunction with the Transactions)	DE
Home Shopping Espanol Servicios (Mexico) S. De. R.L. De. CV	Mexico
Home Shopping Expanol (Mexico) S. De. R.L. De. CV	Mexico
HSN UK Holdings Ltd.	United Kingdom
IBUY TV Limited	United Kingdom
Quiz TV Limited	United Kingdom
H.O.T. Home Order Televisioni Belgium S.A. (also known as H.O.T. Belgium S.A.)	Belgium
Home Shopping Europe en Francais S.A.	Belgium
Home Shopping Europe en het Nederlands N.V.	Dutch
Barama, S.A.	Belgium